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                                                                   EXHIBIT 11.01

                            CARDIOGENESIS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE(1)
                      (in thousands, except per share data)

                                      ----



                                                    Year Ended December 31
                                                ------------------------------
                                                 1996        1995        1994
                                                ------      ------      ------
Weighted average common shares outstanding
  for the period                                 7,427         -           -

Common equivalent shares pursuant to Staff
  Accounting Bulletin No. 83                     1,629       4,229       4,229

                                                ------      ------      ------

Shares used in per share calculation             9,056       4,229       4,229
                                                ======      ======      ======

Net loss                                        $8,800      $5,299      $1,784
                                                ======      ======      ======

Net loss per share                              $ 0.97      $ 1.25      $ 0.42
                                                ======      ======      ======





(1) There is no difference between primarily and fully diluted net loss per share for all periods presented.